Aearo Discloses Results of Operations


INDIANAPOLIS, February 17, 2004 - Aearo Corporation, one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales in the three months ended December 31, 2003 increased 15.3% to $79.2 million from $68.7 million in the three months ended December 31, 2002. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments, the impact of the SafeWaze acquisition and foreign currency translation, partially offset by a decline in the Safety Prescription Eyewear segment.

EBITDA, defined as earnings before interest, taxes, depreciation, amortization, and other non-cash charges, increased 17.8% to $11.3 million in the three months ended December 31, 2003 from $9.6 million in the three months ended December 31, 2002. The increase in EBITDA was primarily driven by organic growth in the Safety Products and Specialty Composites segments and the impact of foreign currency translation. Gross Profit as a percentage of net sales in the three months ended December 31, 2003 was 47.3% as compared to 48.1% in the three months ended December 31, 2002.

The Company uses EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes EBITDA is a useful indicator of its ability to service debt, EBITDA should not be considered as a substitute for net income
(loss) determined in accordance with accounting principles generally accepted in the United States of America as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.


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The Company  believes that the most  directly  comparable  financial  measure to
EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of EBITDA to income before provision for income taxes for the three months ended December 31, 2003 and 2002, respectively:


                                                      Three Months Ended
                                                          December 31,
                                               -------------------------------
                                                    2003              2002
                                               -------------    --------------

EBITDA                                          $    11,346      $     9,629
Depreciation                                          2,929            2,659
Amortization of intangibles                             108              116
Other non-cash charges                                 (838)             260
Interest                                              5,812            4,942
                                               -------------    --------------
Income before provision for income taxes        $     3,335      $     1,652
                                               =============    ==============

Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.


Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

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